Exhibit 107

Calculation of Filing Fee Tables

Registration Statement on Form S-3

(Form Type)

NewLake Capital Partners, Inc.

NLCP Operating Partnership LP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price(3)(4)	Fee Rate	Amount of Registration Fee(5)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
NewLake Capital Partners, Inc.
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457(o)				.00011020		-	-	-	-
Fees to Be Paid	Equity	Preferred Stock, par value $0.01 per share	457(o)				.00011020		-	-	-	-
Fees to Be Paid	Debt convertible into Equity	Debt Securities	457(o)				.00011020		-	-	-	-
Fees to Be Paid	Equity	Warrants(6)	457(o)				.00011020		-	-	-	-
Fees to Be Paid	Other	Units	457(o)				.00011020		-	-	-	-
Fees to Be Paid	Other	Rights	457(o)				.00011020		-	-	-	-
Fees to Be Paid	Other	Guarantees	457(o)				.00011020		-	-	-	-
NLCP Operating Partnership, LP
Fees to Be Paid	Debt convertible into Equity	Debt Securities of NLCP Operating Partnership LP	457(o)				.00011020
Fees to Be Paid	Other	Guarantees of Debt Securities of NLCP Operating Partnership LP	457(o)				.00011020
Fees to be Paid	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)	N/A	Unallocated (Universal) Shelf	$200,000,000	.00011020	$22,040	-	-	-	-
Fees Previously Paid	-	-	-	-	-	-	-	-	-	-	-	-
	Total Offering Amounts				-	$200,000,000		$22,040
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$22,040

(1) Subject to footnote (3), there is being registered hereunder such indeterminate number or amount of securities of each identified class of securities of NewLake Capital Partners, Inc. and NLCP Operating Partnership LP, as may from time to time be issued or sold at indeterminate prices, with an aggregate initial public offering price not to exceed $200,000,000. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional number of securities as may be offered or issued from time to time upon stock splits, stock dividends, recapitalizations or similar transactions. No additional consideration will be received for such securities and, therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act.

(2) Not required to be included in accordance with General Instruction II.D of Form S-3 under the Securities Act.

(3) No separate consideration will be received for common stock as may, from time to time, be issued upon conversion of preferred stock registered hereunder. No separate consideration will be received for preferred stock as may, from time to time, be issued upon conversion, exchange or exercise of securities registered hereunder to the extent any such securities are, by their terms, convertible into, or exchangeable or exercisable for, preferred stock.

(4) The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. The aggregate public offering price of the securities registered hereunder will not exceed $200,000,000.

(5) The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act.

(6) Includes warrants to purchase common shares and preferred shares.